Exhibit 99.1

Lear Reports Third-Quarter Results
and Actions to Improve Competitiveness

     Southfield, Mich., October 23, 2001 — Lear Corporation (NYSE: LEA), the world’s fifth-largest automotive supplier, today reported its financial results for the third quarter of 2001.

Highlights:

•	Earnings from operations of $0.35 per share

•	Free cash flow of $64 million

•	Redeemed 9.50% subordinated notes, lowering future interest costs

     For the quarter, Lear posted net sales of $3.1 billion, operating income of $137.5 million and net income of $15.7 million, or $0.24 per share. Excluding non-recurring items, Lear had net income of $23.0 million, or $0.35 per share.

     “We had expected a difficult quarter due to weakening economic conditions, particularly in North America. However, the extraordinary events made it a more difficult quarter than anyone could have anticipated,” stated Bob Rossiter, President and Chief Executive Officer of Lear Corporation.

     Rossiter continued, “more than ever, it is critical for us to work with our customers to support their key initiatives. We continue to be committed to generating free cash flow and retiring debt, which we feel is the best strategy to drive shareholder value.”

     Earnings per share, excluding non-recurring items, were $0.35 versus $0.59 in the third quarter of 2000, due to the negative impact of lower production levels, unscheduled customer downtime and an overall deterioration of general economic conditions.

     The Company generated $63.9 million in free cash flow during the quarter, driven primarily by lower capital spending and improved working capital performance.

     During the quarter, the Company redeemed its 9.50% subordinated notes due 2006. In connection with this transaction, the Company recorded an extraordinary charge, net of tax, of $7.3 million, or $0.11 per share. The redemption will lower future interest costs.

     Net sales for the quarter were essentially flat at $3.1 billion as compared to last year’s third quarter. The impact of lower North American production volumes was offset by new business and higher content-per-vehicle.

     Net sales in the U.S. and Canada decreased from $1.9 billion in the third quarter of 2000 to $1.8 billion in the third quarter of 2001, due primarily to the 8 percent lower industry production. In Europe, net sales were $.9 billion on flat production volume, and Rest of World net sales were $.4 billion.

     For the fourth quarter of 2001, the Company currently anticipates net sales to be approximately 3 to 5 percent lower than the fourth quarter of a year ago and earnings, on an operating basis, to be between $0.95 and $1.15 per share. The upper end of the range reflects current production schedules, however, the Company believes additional reductions in customer build schedules may occur in both North America and Western Europe.

     For the full year, net sales are currently anticipated to be down 3 to 6 percent versus 2000 and earnings, on an operating basis, are currently anticipated to be between $2.30 and $2.50 per share.

     The Company is reviewing consolidation actions in light of the current economic and industry environment and expects to take a pre-tax charge of up to $150 million in this year’s fourth quarter. This is expected to improve the Company’s competitive position going forward.

     For 2002, the Company estimates North American production volume to be between 14.5 million and 15.5 million units and Western Europe production volume to be between 15.5 million and 16.0 million units. At these production levels, the Company would anticipate earnings per share, excluding the impact of SFAS 142, “Goodwill and Other Intangible Assets,” in the low $2.00 to the low $3.00 range.

     Lear Corporation, a Fortune 150 Company headquartered in Southfield, Mich., USA, focuses on automotive interior systems and is the world’s fifth-largest automotive supplier. Net sales in 2000 were $14.1 billion. The Company’s world-class products are designed, engineered and manufactured by over 100,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the internet at www.lear.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, fluctuations in the production of vehicles for which the Company is a supplier, the Company’s success in achieving cost reductions that offset or exceed customer selling price reductions, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, increases in product warranty costs, raw material shortages and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

Lear Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended

	September 29, 2001				September 30, 2000

	Reported		Adjusted	(g)	Reported	Adjusted

Net sales	$3,106.7		$3,106.7		$3,144.1	$3,144.1
Cost of goods sold	2,846.9		2,846.9		2,844.3	2,844.3
Selling, general and administrative expenses	122.3		122.3		119.3	119.3
Amortization of goodwill	22.5		22.5		22.7	22.7
Interest expense	63.8		63.8		80.0	80.0
Other expense, net	12.5		12.5		12.5	12.5

Income before income taxes and extraordinary item	$38.7		$38.7		$65.3	$65.3
Income taxes	15.7		15.7		26.7	26.7

Income before extraordinary item	$23.0		$23.0		$38.6	$38.6
Extraordinary item, net of tax	7.3	(a)	—		—	—

Net income	$15.7		$23.0		$38.6	$38.6

Diluted net income per share	$0.24		$0.35		$0.59	$0.59

Weighted average number of shares
outstanding — diluted	65.6		65.6		65.1	65.1

	Nine Months Ended

	September 29, 2001				September 30, 2000

	Reported		Adjusted	(g)	Reported		Adjusted	(h)

Net sales	$10,219.7		$10,219.7		$10,710.6		$10,710.6
Cost of goods sold	9,383.2	(c)	9,378.2		9,646.8		9,646.8
Selling, general and administrative expenses	384.5	(c)	379.4		399.3		399.3
Amortization of goodwill	67.2		67.2		67.5		67.5
Interest expense	209.6	(d)	206.6		239.5		239.5
Other expense, net	32.9	(e)	42.2		13.8	(f)	36.8

Income before income taxes and extraordinary items	$142.3		$146.1		$343.7		$320.7
Income taxes	59.3	(c,d,e)	57.7		141.4	(f)	131.4

Income before extraordinary items	$83.0		$88.4		$202.3		$189.3
Extraordinary items, net of tax	7.9	(a,b)	—		—		—

Net income	$75.1		$88.4		$202.3		$189.3

Diluted net income per share	$1.15		$1.36		$3.05		$2.85

Weighted average number of shares
outstanding — diluted	65.2		65.2		66.3		66.3

(a), (b), (c), (d), (e), (f), (g) and (h) See additional disclosures

ADDITIONAL DISCLOSURES

(a)	In August 2001, the Company redeemed its 9.50% subordinated notes due 2006. The redemption was made at 104.75% of the aggregate principal amount of the notes. The write-off of deferred financing fees of $2.5 million pre-tax and the premium of $9.5 million pre-tax (collectively, $12.0 million pretax and $7.3 million after-tax or $.11 per share) is presented as an extraordinary item.

(b)	In March 2001, the Company amended and restated its $2.1 billion credit agreement. The write-off of deferred financing fees of $1.0 million pre-tax ($0.6 million after-tax or $.01 per share) is presented as an extraordinary item.

(c)	During the first nine months of 2001, the Company completed actions to reduce its cost base. The non-recurring costs, comprised of severance costs less the associated savings, were recorded in cost of goods sold and selling, general and administrative expenses in the amounts of $5.0 million and $5.1 million, respectively. The net after-tax impact of these severance actions was $6.1 million or $.09 per share.

(d)	During the first nine months of 2001, the Company made the initial draws under an asset-backed securitization. Approximately $3.0 million in non-recurring expenses were incurred as a result of the transaction. The after-tax impact of these expenses was $1.8 million or $.03 per share.

(e)	In March 2001, the Company completed the sale of its Spanish wire business for $35.5 million, resulting in a gain of $12.4 million pre-tax ($5.6 million after-tax). This gain was offset by a $3.1 million pre-tax charge recorded to write-down certain long-term assets to net realizable value. The net result of these transactions was a $9.3 million pre-tax gain ($2.5 million after-tax or $.04 per share).

(f)	In June 2000, the Company completed the sale of its sealants and foam rubber business for $92.5 million, resulting in a gain of $36.6 million pre-tax. The Company also recorded other transactions, including charges related to the disposal of idle plant equipment. The net result of these transactions was a $23.0 million pre-tax gain ($13.0 million after-tax or $.20 per share).

(g)	Excludes the impact from the items included in (a), (b), (c), (d) and (e) above.

(h)	Excludes the impact from the items included in (f) above.

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	September 29,	December 31,
	2001	2000

	(Unaudited)	(Audited)

ASSETS
Current:
Cash and cash equivalents	$101.2	$98.8
Accounts receivable, net	1,507.6	1,639.0
Inventories	473.8	538.8
Recoverable customer engineering and tooling	209.8	273.2
Other	211.8	278.2

	2,504.2	2,828.0

Long-Term:
PP&E, net	1,791.2	1,891.3
Goodwill, net	3,182.3	3,266.6
Other	334.7	389.6

	5,308.2	5,547.5

Total Assets	$7,812.4	$8,375.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current:
Short-term borrowings	$21.8	$72.4
Accounts payable and drafts	2,141.0	2,174.0
Accrued liabilities	904.8	969.6
Current portion of long-term debt	105.0	155.6

	3,172.6	3,371.6

Long-Term:
Long-term debt	2,430.0	2,852.1
Other	612.9	551.0

	3,042.9	3,403.1

Stockholders’ Equity:	1,596.9	1,600.8

Total Liabilities and Stockholders’ Equity	$7,812.4	$8,375.5

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	September 29,	September 30,
	2001	2000

Net Sales
U.S. and Canada	$1,802.3	$1,928.7
Europe	936.8	870.3
Rest of World	367.6	345.1

Total	$3,106.7	$3,144.1

Reported/Adjusted
Operating income	$137.5	$180.5
Goodwill amortization	(22.5)	(22.7)

Operating income after amortization	$115.0	$157.8

Content per vehicle*
North America	$582	$557
Western Europe	$254	$233
South America	$96	$100

	Nine Months Ended

	September 29,	September 30,
	2001	2000

Net Sales
U.S. and Canada	$5,974.2	$6,616.6
Europe	3,167.0	3,108.6
Rest of World	1,078.5	985.4

Total	$10,219.7	$10,710.6

Reported
Operating income	$452.0	$664.5
Goodwill amortization	(67.2)	(67.5)

Operating income after amortization	$384.8	$597.0

Adjusted
Operating income	$462.1	$664.5
Goodwill amortization	(67.2)	(67.5)

Operating income after amortization	$394.9	$597.0

* Prior year CPV’s updated to reflect actual production

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